UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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First Financial Service Corporation
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May 13, 2011

Dear Shareholders:

On April 15, 2011, we sent you our Proxy Statement for this year’s Annual Meeting of Shareholders, scheduled to be held on May 18, 2011, together with a copy of our 2010 Annual Report and Form 10-K for the year ended December 31, 2010 (the “Original Form 10-K”).  On May 13, 2011, we announced that we were restating our previously reported financial results for the quarter and year ended December 31, 2010 included in the Original Form 10-K, to reflect the result of new information obtained after December 31, 2010 but before the filing date of the Original Form 10-K about conditions that existed at December 31, 2010 relating primarily to the value of certain properties held at year end as other real estate owned acquired through foreclosure.

On May 13, 2011, we filed an amendment to our Original Form 10-K (the “Form 10-K/A”) to include restated financial statements and additional related disclosures.  In the Form 10-K/A, we disclose that the impact of correcting the 2010 financial statements increases the net loss recorded for the quarter and year ended December 31, 2010 by approximately $1.1 million.  The Company’s results for the quarter and year ended December 31, 2010 have been adjusted to reflect an additional loss on sale and write downs on real estate acquired through foreclosure of $796,817.  These adjustments are the result of new information obtained after December 31, 2010 about conditions that existed at December 31, 2010.  These adjustments were made in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events”.  In addition, we have recorded three additional items that prior to the previously mentioned entry were considered immaterial.  These were entries to record additional bank franchise tax expense of $249,193, legal expense of $83,000 and additional health insurance of $56,100.

The primary reason for restatement was the receipt of appraisals after December 31, 2010, on three properties held at year end as other real estate owned acquired through foreclosure.  The appraisals indicated that the property values of the three properties had decreased since the date of the prior appraisals.  In addition, after December 31, 2010, we sold a fourth property held at year end as other real estate owned acquired through foreclosure.  The sale provided new information regarding the fair value at December 31, 2010 of this property.

In the process of preparing the Company’s financial statements for the quarter ended March 31, 2011, the audit committee of the Company’s board of directors concluded, following discussions with management, the Risk Management Committee of our board of directors and our independent auditors, that under ASC Topic 855, the lower property values should more appropriately have been recorded in the quarter and year ended December 31, 2010, rather than the quarter ended March 31, 2011.  The following table provides additional information about the values of the affected properties:

	Balance Prior		Balance After	Prior Appraisal	Subsequent
	to Restatement	Write down	Restatement	Date	Information
Property One	$701,400	$231,400	$470,000	January 25,2010	Appraisal
Property Two	322,579	221,779	100,800	July 12, 2010	Appraisal
Property Three	2,445,747	255,547	2,190,200	March 30, 2010	Appraisal
Property Four	178,091	88,091	90,000		Sale of Property
Total	$3,647,817	$796,817	$2,851,000

As a result of the changes noted above and as reflected in the restated financial statements and related disclosures included in the Form 10-K/A, the Company recognized a net loss attributable to common shareholders of $7.9 million, or $1.66 per diluted common share, for the quarter ended December 31, 2010, compared to the previously reported net loss attributable to common shareholders of $6.7 million, or $1.42 per diluted common share.  For the year ended December 31, 2010, the Company recognized a net loss attributable to common shareholders of $10.5 million, or $2.21 per diluted common share, compared to the previously reported net loss attributable to common shareholders of $9.3 million or $1.97 per diluted common share.

We also disclose in the Form 10-K/A that we reevaluated our internal control over financial reporting and implemented steps to improve the process for timely identification and improved communication in connection with quarter and year-end closing procedures.

We encourage you to review the Form 10-K/A and consider the corrected information in connection with your vote on the matters set forth in the Proxy Statement.  If you wish to change your vote after you review the Form 10-K/A, you should complete, sign and return a new proxy card.  If you have already voted your shares by returning the proxy card that we distributed to you with our Proxy Statement on or about April 15, 2011, and you do not wish to change your vote, you do not need to submit a new proxy card.  You may obtain a copy of the Form 10-K/A, Proxy Statement and form of proxy free of charge by visiting our website at www.ffsbky.com or by submitting a request in writing or by telephone to Corporate Secretary, First Federal Savings Bank, 2323 Ring Road, Elizabethtown, Kentucky 42701 (telephone) 270-765-2131.

We look forward to seeing you at the annual meeting.

Sincerely,

B. Keith Johnson
Chief Executive Officer